News Release
For Release July 18, 2018
9:00 A.M.

Contact: (803) 951- 2265
Joseph G. Sawyer, EVP & Chief Financial Officer or
Robin D. Brown, EVP & Chief Marketing Officer

First Community Corporation Announces Record Earnings and Cash Dividend

Highlights for Second Quarter of 2018

•	Net income of $3.001 million.
•	Diluted EPS of $0.39 per common share.
•	Loan growth of $15.7 million during the quarter and $37.5 million year-to-date, an 11.6% annualized growth rate.
•	Pure deposit growth, including customer cash management, of $20.5 million during the quarter and $52.6 million year-to-date, a 14% annualized growth rate.
•	Net interest margin on a tax equivalent basis of 3.71%, the eighth consecutive quarter of NIM expansion
•	Excellent credit quality with non-performing assets (NPAs) of 0.53%, past dues of 0.33% and a year-to-date net recovery of $118 thousand.
•	Cash dividend of $0.10 per common share, which is the 66th consecutive quarter of cash dividends paid to common shareholders.
•	Inclusion in the Russell 2000 Index

Lexington, SC – July 18, 2018 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the second quarter of 2018 of $3.001 million as compared to $1.664 million in the second quarter of 2017, an increase of 80.3%. Diluted earnings per common share were $0.39 for the second quarter of 2018 as compared to $0.24 for the second quarter of 2017, an increase of 62.5%. On a linked quarter basis, net income increased 10.8% from $2.709 million and diluted earnings per common share increased 11.4% from $0.35.

Year-to-date 2018 net income was $5.710 million compared to $3.420 million during the first six months of 2017, an increase of 67.0%. Diluted earnings per share for the first half of 2018 were $0.74, compared to $0.50 during the same time period in 2017, an increase of 48.0%. Mike Crapps, First Community President and CEO, commented, “We are extremely pleased with our performance during the second quarter of 2018 which resulted in record earnings for the company. Led by continued strong loan and pure deposit growth, we continue to experience net interest margin expansion and enjoy excellent credit quality. Momentum is strong as we move into the second half of 2018.”

Cash Dividend and Capital

The Board of Directors approved a cash dividend for the second quarter of 2018. The company will pay a $0.10 per share dividend to holders of the company’s common stock. This dividend is payable August 13, 2018 to shareholders of record as of July 30, 2018. Mr. Crapps commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 66th consecutive quarter.”

At June 30, 2018, the company’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 10.20%, 13.75%, and 14.52%, respectively. This compares to the same ratios as of June 30, 2017, of 10.41%, 15.02%, and 15.89%, respectively. Additionally, the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 9.77%, 13.17%, and 13.95% respectively as of June 30, 2018. The company’s ratio of tangible common equity to tangible assets was 8.38% as of June 30, 2018. Also, as of June 30, 2018, the Common Equity Tier One ratio for the company and the bank were 11.91% and 13.17% respectively.

Asset Quality

Asset quality remained strong. Non-performing assets were 0.53% of total assets and total past dues were 0.33%. Again this quarter, there was a net loan recovery. The recovery for the quarter was $97 thousand and the year-to-date net recovery is $118 thousand. The ratio of classified loans plus OREO now stands at 7.07% of total bank regulatory risk-based capital as of June 30, 2018. Additionally, as a result of continued excellent credit quality and ongoing year-to-date net recoveries, expense related to the provision for loan losses was only $29 thousand for the quarter.

Balance Sheet

(Numbers in millions)

	Quarter Ended 6/30/18	Quarter Ended 3/31/18	Quarter Ended 12/31/17	Year To Date $ Variance	Year To Date % Variance
Assets
Investments	$273.7	$272.6	$284.4	$(10.7)	(3.8)%
Loans	684.3	668.6	646.8	37.5	5.8%

Liabilities
Total Pure Deposits	$773.2	$758.9	$729.5	$43.7	6.0%
Certificates of Deposit	160.2	161.0	158.8	1.4	0.9%
Total Deposits	$933.4	$919.9	$888.3	45.1	5.1%

Customer Cash Management	$28.2	$22.0	$19.3	$8.9	46.1%
FHLB Advances	0.2	0.2	14.3	(14.1)	(98.6)%

Total Funding	$961.8	$942.1	$921.9	$39.9	4.3%
Cost of Funds (including demand deposits)	0.37%	0.34%	0.30%		7	bps
Cost of Deposits	0.28%	0.25%	0.22%		6	bps

Mr. Crapps commented, “Commercial loan production remained strong at $38.1 million in the second quarter up from $32.8 million in the first quarter. Year-to-date loan growth is $37.5 million, an 11.6 % annualized growth rate. Pure deposits, including customer cash management accounts, grew by $20.5 million during the quarter, and year-to-date by $52.6 million, a 14.0% annualized growth rate.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income was $8.9 million for the second quarter of 2018 a 4.7% increase over first quarter net interest income of $8.5 million. Second quarter net interest margin, on a tax equivalent basis, was 3.71% compared to net interest margin of 3.66% in the first quarter. This is the eighth consecutive quarter of net interest margin expansion, after adjusting the net interest margin for the first quarter of 2017 as discussed in a prior earnings release. Mr. Crapps noted, “Importantly, we continue to demonstrate the strength of our deposit franchise in a rising rate environment. During the first half of 2018, our yield on average earning assets has increased by 29 basis points, with cost of deposits increasing only 6 basis points to a still modest level of 28 basis points.”

Non-Interest Income

Non-interest income, adjusted for securities gains and losses and excluding any loss on the early extinguishment of debt, increased slightly on a linked quarter basis to $2.82 million in the second quarter of 2018, up from $2.74 million in the first quarter of this year. Revenues in the mortgage line of business increased on a linked quarter basis to $1.02 million in the second quarter of 2018, up from $951 thousand in the first quarter of 2018, but down year-over-year from $1.25 million in the second quarter of 2017. Mortgage loan production declined only slightly year-over-year from $34.40 million in the second quarter of 2017 to $33.71 million in the second quarter of 2018. The decline in revenue was primarily driven by a lower gain-on-sale margin, which can be attributed to product mix. Revenue in the investment advisory line of business increased on a linked quarter basis to $401 thousand in the second quarter of 2018 up from $383 thousand in the first quarter. Mr. Crapps commented, “Our strategy of multiple revenue streams continues to serve us well as we focus our efforts to accelerate growth in these lines of business. Production in our mortgage unit continues to be strong and the addition of mortgage lenders in our Augusta, Georgia and Greenville, South Carolina markets has allowed us to continue to have success in this line of business. We have also recently added a Financial Advisor in the Greenville, South Carolina market which is allowing us to expand our financial planning line of business into the Upstate of South Carolina. We are pleased with the activity and momentum in each of our business units.”

Non-Interest Expense

Non-interest expense was $8.2 million in the second quarter of 2018, compared to $7.6 million in the first quarter of 2018. Higher salaries and benefits, marketing and other miscellaneous expenses accounted for the majority of the increase. Salaries and benefits increased primarily due to higher incentive accruals and mortgage commissions paid on increased production. Marketing expenses increased as expected due to the timing of the implementation of the company’s 2018 marketing plan. Other miscellaneous expenses included a $164 thousand expense related to the purchase of a South Carolina Rehabilitation Tax Credit during the quarter. The benefit of this credit served to reduce our state tax provision by $205 thousand.

Other

During the second quarter of 2018, the Company was added to the Russell 2000 Index. Mr. Crapps commented, “We are pleased that our efforts and the growth of our market capitalization have led to our inclusion in the Russell 2000 Index. This is a testament to the success of our organization and we are excited about the benefits of this for our shareholders.”

Also, the Company has received approval to open banking offices in downtown Greenville, South Carolina and Evans, Georgia. The downtown Greenville office is anticipated to open in the first quarter of 2019 with the Evans, Georgia office to open in the second quarter.

***

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full service commercial bank offering deposit and loan products and series, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, and Greenville, South Carolina markets as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) technology and cybersercurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; and (7) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	June 30,	December 31,	June 30
	2018	2017	2017

Total Assets	$1,092,149	$1,050,731	$915,462
Other short-term investments (1)	28,798	15,788	22,356
Investment Securities	273,730	284,395	259,113
Loans held for sale	6,969	5,093	6,590
Loans	684,333	646,805	553,420
Allowance for Loan Losses	6,087	5,797	5,490
Goodwill	14,562	14,589	5,078
Other Intangibles	2,284	2,569	953
Total Deposits	933,368	888,323	773,126
Securities Sold Under Agreements to Repurchase	28,203	19,270	17,319
Federal Home Loan Bank Advances	241	14,250	17,997
Junior Subordinated Debt	14,964	14,964	14,964
Shareholders’ equity	106,997	105,663	85,059

Book Value Per Common Share	$14.07	$13.93	$12.69
Tangible Book Value Per Common Share	$11.85	$11.66	$11.79
Equity to Assets	9.80%	10.06%	9.29%
Tangible common equity to tangible assets	8.38%	8.56%	8.69%
Loan to Deposit Ratio (excludes held for sale)	73.32%	73.38%	71.58%
Allowance for Loan Losses/Loans	0.89%	0.89%	0.99%
Regulatory Ratios
Leverage Ratios:	10.20%	10.11%	10.24%
Tier 1 Capital Ratio	13.75%	14.01%	15.30%
Total Capital Ratio	14.52%	14.79%	16.14%
Common Equity Tier 1 ratio	11.91%	12.18%	12.81%
Tier 1 Regulatory Capital	$108,159	$103,754	$89,155
Total Regulatory Capital	$114,246	$109,551	$94,032
Common Equity Capital	$93,659	$89,364	$74,655

(1) Includes federal funds sold, securities sold under agreements to resell and interest-bearing deposits.

Average Balances:	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017

Average Total Assets	$1,073,299	$908,679	$1,063,954	$910,417
Average Loans	677,524	558,429	667,929	557,971
Average Earning Assets	977,993	834,447	968,031	836,207
Average Deposits	921,187	771,636	906,317	764,540
Average Other Borrowings	38,510	45,732	44,267	55,640
Average Shareholders’ Equity	106,032	84,765	105,813	83,429

Asset Quality:	June 30,	March 31,	December 31,
	2018	2018	2017
Loan Risk Rating by Category (End of Period)
Special Mention	$7,212	$9,348	$10,121
Substandard	5,923	7,033	7,380
Doubtful	—	—	—
Pass	671,198	652,202	629,304
	$684,333	$668,583	$646,805

	June 30,	March 31,	December 31,
	2018	2018	2017

Nonperforming Assets:
Non-accrual loans	$2,958	$3,127	$3,380
Other real estate owned	1,824	1,907	1,934
Accruing loans past due 90 days or more	959	34	—
Total nonperforming assets	$5,741	$5,068	$5,314
Accruing trouble debt restructurings	$1,926	$1,794	$1,770

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Loans charged-off	$1	$3	$9	$32
Overdrafts charged-off	37	14	77	36
Loan recoveries	(99)	(57)	(127)	(142)
Overdraft recoveries	(11)	(4)	(18)	(8)
Net Charge-offs (recoveries)	$(72)	$(44)	$(59)	$(82)
Net charge-offs to average loans	N/A	N/A	N/A	N/A

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Six months ended
	June 30,		March 31,		June 30,
	2018	2017	2018	2017	2018	2017

Interest Income	$9,819	$7,724	$9,331	$7,773	$19,150	$15,497
Interest Expense	880	675	797	712	1,677	1,387
Net Interest Income	8,939	7,049	8,534	7,061	17,473	14,110
Provision for Loan Losses	29	78	202	116	231	194
Net Interest Income After Provision	8,910	6,971	8,332	6,945	17,242	13,916
Non-interest Income:
Deposit service charges	423	348	463	320	886	668
Mortgage banking income	1,016	1,248	951	670	1,967	1,918
Investment advisory fees and non-deposit commissions	401	314	383	258	784	572
Gain (loss) on sale of securities	94	172	(104)	54	(10)	226
Gain on sale of other assets	22	68	15	20	37	88
Loss on early extinguishment of debt	—	(223)	—	(58)	—	(281)
Other	955	717	923	714	1,878	1,431
Total non-interest income	2,911	2,644	2,631	1,978	5,542	4,622
Non-interest Expense:
Salaries and employee benefits	4,881	4,261	4,577	4,086	9,458	8,347
Occupancy	583	539	614	527	1,197	1,066
Equipment	398	506	381	446	779	952
Marketing and public relations	194	298	89	221	283	519
FDIC assessment	83	78	81	78	164	156
Other real estate expenses	31	29	18	27	49	56
Amortization of intangibles	143	74	142	75	285	149
Merger expenses	—	98	—	—	—	98
Other	1,912	1,487	1,692	1,260	3,604	2,747
Total non-interest expense	8,225	7,370	7,594	6,720	15,819	14,090
Income before taxes	3,596	2,245	3,369	2,203	6,965	4,448
Income tax expense	595	581	660	447	1,255	1,028
Net Income	$3,001	$1,664	$2,709	$1,756	$5,710	$3,420

Per share data:
Net income, basic	$0.40	$0.25	$0.36	$0.27	$0.75	$0.51
Net income, diluted	$0.39	$0.24	$0.35	$0.26	$0.74	$0.50

Average number of shares outstanding - basic	7,573,252	6,634,462	7,569,038	6,687,942	7,575,656	6,641,405
Average number of shares outstanding - diluted	7,726,479	6,803,370	7,712,534	6,813,460	7,725,535	6,813,307
Shares outstanding period end	7,605,053	6,701,642	7,600,690	6,697,130	7,605,053	6,701,642
Return on average assets	1.12%	0.73%	1.04%	0.78%	1.08%	0.76%
Return on average common equity	11.35%	7.87%	10.40%	8.63%	10.88%	8.27%
Return on average common tangible equity	13.51%	8.48%	12.41%	9.32%	12.97%	8.92%
Net Interest Margin	3.67%	3.39%	3.61%	3.42%	3.64%	3.40%
Net Interest Margin (taxable equivalent)	3.71%	3.49%	3.66%	3.52%	3.69%	3.51%
Efficiency ratio	69.96%	75.64%	67.39%	74.31%	68.70%	75.00%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates on Average Interest-Bearing Liabilities

	Three months ended June 30, 2018			Three months ended June 30, 2017
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$677,524	$8,080	4.78%	$558,429	$6,241	4.48%
Securities:	275,714	1,629	2.37%	262,806	1,459	2.23%
Federal funds sold and securities purchased	24,803	110	1.78%	13,212	24	0.73%
Total earning assets	978,041	9,819	4.03%	834,447	7,724	3.71%
Cash and due from banks	13,336			12,572
Premises and equipment	34,784			30,684
Intangibles	16,941			6,068
Other assets	36,241			30,331
Allowance for loan losses	(6,044)			(5,423)
	$1,073,299			$908,679
Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$194,514	$72	0.15%	$161,110	$43	0.11%
Money market accounts	185,922	194	0.42%	168,050	106	0.25%
Savings deposits	106,523	34	0.13%	74,800	21	0.11%
Time deposits	193,635	338	0.70%	172,115	270	0.63%
Other borrowings	38,510	242	2.52%	45,732	234	2.05%
Total interest-bearing liabilities	719,104	880	0.49%	621,807	674	0.43%
Demand deposits	240,594			195,561
Other liabilities	7,569			6,546
Shareholders’ equity	106,032			84,765
Total liabilities and shareholders’ equity	$1,073,299			$908,679

Cost of funds including demand deposits			0.37%			0.33%
Net interest spread			3.54%			3.28%
Net interest income/margin		$8,939	3.67%		$7,050	3.39%
Net interest income/margin FTE basis		$9,052	3.71%		$7,266	3.49%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates on Average Interest-Bearing Liabilities

	Six months ended June 30, 2018			Six months ended June 30, 2017
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$667,929	$15,697	4.74%	$557,972	$12,567	4.54%
Securities:	277,182	3,272	2.38%	265,448	2,877	2.19%
Federal funds sold and securities purchased under agreements to resell	22,921	181	1.59%	12,788	53	0.84%
Total earning assets	968,032	19,150	3.99%	836,208	15,497	3.74%
Cash and due from banks	13,503			11,773
Premises and equipment	35,173			30,428
Intangibles	17,011			6,105
Other assets	36,192			31,251
Allowance for loan losses	(5,957)			(5,347)
Total assets	$1,063,954			$910,418
Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$190,302	139	0.15%	$158,651	85	0.11%
Money market accounts	181,830	338	0.37%	168,037	211	0.25%
Savings deposits	106,532	73	0.14%	73,478	42	0.12%
Time deposits	193,429	634	0.66%	175,163	544	0.63%
Other borrowings	44,267	493	2.25%	55,640	505	1.83%
Total interest-bearing liabilities	716,360	1,677	0.47%	630,969	1,387	0.44%
Demand deposits	234,225			189,211
Other liabilities	7,556			6,808
Shareholders’ equity	105,813			83,430
Total liabilities and shareholders’ equity	$1,063,954			$910,418

Cost of funds, including demand deposits			0.36%			0.34%
Net interest spread			3.52%			3.30%
Net interest income/margin		$17,473	3.64%		$14,110	3.40%
Net interest income/margin FTE basis		$17,704	3.69%		$14,552	3.51%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	June 30,	December 31,	June 30,
Tangible book value per common share	2018	2017	2017
Tangible common equity per common share (non-GAAP)	$11.85	$11.66	$11.79
Effect to adjust for intangible assets	2.22	2.27	0.90
Book value per common share (GAAP)	$14.07	$13.93	$12.69
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	8.38%	8.56%	8.69%
Effect to adjust for intangible assets	1.42%	1.50%	0.60%
Common equity to assets (GAAP)	9.80%	10.06%	9.29%

Return on average tangible common equity	Three months ended June 30,		Three months ended March 31,		Six months ended June 30,
	2018	2017	2018	2017	2018	2017
Return on average common tangible equity (non-GAAP)	13.51%	8.48%	12.41%	9.32%	12.97%	8.92%
Effect to adjust for intangible assets	(2.16)%	(0.61)%	(2.01)%	(0.69)%	(2.09)%	(0.65)%
Return on average common equity (GAAP)	11.35%	7.87%	10.40%	8.63%	10.88%	8.27%

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “tangible book value at period end,” “return on average tangible common equity” and “tangible common shareholders’ equity to tangible assets.” “Tangible book value at period end” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding. “Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets. Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.